BlackRock Series Fund, Inc.

BlackRock Advantage Large Cap Core Portfolio

(the "Fund")



77D(g)

On March 27, 2017, the Board of Directors (the "Board") of BlackRock Series Fund, Inc. approved certain changes to the Fund. In particular, the Board approved a change in the name of the Fund to "BlackRock Advantage Large Cap Core Portfolio" and certain changes to the Fund's investment objective, investment strategies and investment process. These changes included changing the Fund's non-fundamental policy to invest, under normal circumstances, at least 80% of its assets in a diversified portfolio of equity securities, primarily common stocks, of large-capitalization companies included at the time of purchase in the Russell 1000(r) Index to a non-fundamental policy to invest, under normal circumstances, at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in large cap equity securities and derivatives that have similar economic characteristics to such securities. In addition, Fund management determined to make certain changes to the Fund's portfolio management team.

All of these changes became effective on June 12, 2017.
Investors should review carefully the specific changes to the Prospectus of the Fund, reflecting the changes noted above, which are detailed below.

Effective on June 12, 2017, the following changes were made to the Fund's Prospectus:

Change in the Fund's Name

The BlackRock Large Cap Core Portfolio is renamed BlackRock
Advantage Large Cap Core Portfolio.

Change in the Fund's Investment Objective

The section of the Prospectus entitled "Fund Overview - Key
Facts About BlackRock Large Cap Core Portfolio - Investment
Objective" was deleted in its entirety and replaced with the following:

Investment Objective

The investment objective of BlackRock Advantage Large Cap Core
Portfolio (the "Advantage Large Cap Core Portfolio" or the
"Fund") is to seek long-term capital appreciation.

The first sentence of the section of the Prospectus entitled
"Details About the Fund - How the Fund Invests - Investment
Objective" was deleted in its entirety and replaced with the following:

The investment objective of the Fund is to seek long-term capital appreciation.

Change in the Fund's Investment Strategies

The section of the Prospectus entitled "Fund Overview - Key
Facts About BlackRock Large Cap Core Portfolio - Principal
Investment Strategies of the Fund" was deleted in its entirety and replaced with the following:

Principal Investment Strategies of the Fund

Under normal circumstances, the Fund seeks to invest at least
80% of its net assets, plus the amount of any borrowings for investment purposes, in large cap equity securities and derivatives that have similar economic characteristics to such securities. For purposes of the Fund's 80% policy, large cap equity securities are equity securities that at the time of purchase have a market capitalization within the range of companies included in the Russell 1000(r) Index. The Fund primarily intends to invest in equity securities or other financial instruments that are components of, or have characteristics similar to, the securities included in the Russell 1000(r) Index. The Russell 1000(r) Index is a capitalization-weighted index of equity securities from a broad range of industries chosen for market size, liquidity and industry group representation. The equity securities in which the Fund invests primarily consist of common stock, but may also include preferred stock and convertible securities. From time to time, the Fund may invest in shares of companies through "new issues" or initial public offerings ("IPOs").

The Fund may use derivatives, including options, futures, swaps, forward contracts and contracts for difference, both to seek to increase the return of the Fund and to hedge (or protect) the value of its assets against adverse movements in currency exchange rates, interest rates and movements in the securities markets. In order to manage cash flows into or out of the Fund effectively, the Fund may buy and sell financial futures contracts or options on such contracts. Derivatives are financial instruments whose value is derived from another security, a currency or an index, including but not limited to the Russell 1000(r) Index. The use of options, futures, swaps and forward contracts can be effective in protecting or enhancing the value of the Fund's assets.



The Fund may seek to provide exposure to the investment returns of real assets that trade in the commodity markets through investment in commodity-linked derivative instruments and investment vehicles such as exchange-traded funds that invest exclusively in commodities and are designed to provide this exposure without direct investment in physical commodities.



The Fund may engage in active and frequent trading of portfolio securities to achieve its primary investment strategies.

The section of the Prospectus entitled "Details About the Fund -
How the Fund Invests - Investment Process" was deleted in its entirety and replaced with the following:

Investment Process

The Fund seeks to pursue its investment objective by investing in large cap securities in a disciplined manner, by using proprietary return forecast models that incorporate quantitative analysis. These forecast models are designed to identify aspects of mispricing across stocks which the Fund can seek to capture by over- and under-weighting particular equity securities while seeking to control incremental risk. BlackRock Advisors, LLC ("BlackRock") then constructs and rebalances the portfolio by integrating its investment insights with the model-based optimization process. The Fund has no stated minimum holding period for investments and may buy or sell securities whenever Fund management sees an appropriate opportunity. The Fund may engage in active and frequent trading of its investments.

The section of the Prospectus entitled "Details About the Fund -
How the Fund Invests - Principal Investment Strategies" was deleted in its entirety and replaced with the following:

Principal Investment Strategies

Under normal circumstances, the Fund seeks to invest at least
80% of its net assets, plus the amount of any borrowings for investment purposes, in large cap equity securities and derivatives that have similar economic characteristics to such securities. For purposes of the Fund's 80% policy, large cap equity securities are equity securities that at the time of purchase have a market capitalization within the range of companies included in the Russell 1000(r) Index. The Fund primarily intends to invest in equity securities or other financial instruments that are components of, or have characteristics similar to, the securities included in the Russell 1000(r) Index. The Russell 1000(r) Index is a capitalization-weighted index of equity securities from a broad range of industries chosen for market size, liquidity and industry group representation. The equity securities in which the Fund invests primarily consist of common stock, but may also include preferred stock and convertible securities. From time to time, the Fund may invest in shares of companies through "new issues" or initial public offerings ("IPOs").

The Fund may use derivatives, including options, futures, swaps, forward contracts and contracts for difference, both to seek to increase the return of the Fund and to hedge (or protect) the value of its assets against adverse movements in currency exchange rates, interest rates and movements in the securities markets. In order to manage cash flows into or out of the Fund effectively, the Fund may buy and sell financial futures contracts or options on such contracts. Derivatives are financial instruments whose value is derived from another security, a currency or an index, including but not limited to the Russell 1000(r) Index. The use of options, futures, swaps and forward contracts can be effective in protecting or enhancing the value of the Fund's assets.

The Fund may seek to provide exposure to the investment returns of real assets that trade in the commodity markets through investment in commodity-linked derivative instruments and investment vehicles such as exchange-traded funds that invest exclusively in commodities and are designed to provide this exposure without direct investment in physical commodities.

The Fund may engage in active and frequent trading of portfolio securities to achieve its primary investment strategies.

The above 80% policy is a non-fundamental policy of the Fund and may not be changed without 60 days' prior notice to shareholders.

The section of the Prospectus entitled "Details About the Fund -
How the Fund Invests - Other Strategies" was amended to add the following other strategy:



Money Market Securities - The Fund may invest in money market securities or commercial paper.


The section of the Prospectus entitled "Details About the Fund -
How the Fund Invests - Other Strategies" was amended to delete the following other strategies: "Depositary Receipts,"
"Derivatives," "Foreign Securities," "Master Limited
Partnerships" and "U.S. Government Obligations."